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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(h) of the Investment Company Act of 1940

        Check this box if no longer
 ----   subject to Section 16.
	Form 4 or Form 5
	obligations may continue.
  x	See Instruction 1(b)
 ----   Form 3 Holdings Reported

 ----   Form 4 Transactions Reported



1. Name and Address of    2. Issuer Name and Ticker   3. I.R.S. Identification
   Reporting Person*         or Trading Symbol           Number of Reporting
  (Last, First, Middle)                                  Person, if an entity
                                                           (Voluntary)
  Molnar, Kristine N.         WesBanco, Inc. WSBC
  ____________________      _______________________     _____________________
   c/o WesBanco Bank
   One Bank Plaza
  ____________________    4. Statement for            5. If Amendment, Date
       (Street)             (Month/Year)                 of Original
       Wheeling                                          (Month/Year)
  ____________________           12/02
       (City)               _______________________     _____________________
    WV           26003
  ____________________
   (State)       (Zip)    6. Relationship of          7. Individual or
                             Reporting Person(s)         Joint/Group Reporting
                             to Issuer (Check all        (Check Applicable
                             applicable                   Line)

                             ___  Director              _x_ Form filed by
                             ___  10% Owner                  One Reporting
                             _x_  Officer (give              Person
                                   title below)         ___ Form filed by
                             ___  Other (specify             More than One
                                   below)                    Reporting Person

                             President and CEO
                             WesBanco Bank, Inc.
                            _______________________

____________________________________________________________________________

* If the form is filed by more than one reporting person, see instruction 4(b)(v).


____________________________________________________________________________

          Table I - Non-Derivative Securities Acquired, Disposed of, or
                     Beneficially Owned
_______________________________________________________________________________________________
1. Title of    2. Transaction     2a. Deemed Execution  3. Transaction  4. Securities Acquired
   Security          Date             Date, if any.        Code           (A) or Disposed of (D)
  (Instr. 3)    (Month/Day/Year)     (Month/Day/Year)     (Instr. 8)      (Instr. 3, 4 and 5)
_______________________________________________________________________________________________

                                                         Code                       (A)
                                                         ____      _____    Amount  or   Price
                                                                                    (D)
_______________________________________________________________________________________________
 Common Stock
_______________________________________________________________________________________________
 Common Stock
_______________________________________________________________________________________________
 Common Stock
_______________________________________________________________________________________________
 Common Stock
_______________________________________________________________________________________________

_______________________________________________________________________________________________

_______________________________________________________________________________________________

_______________________________________________________________________________________________

_____________________________________________________________________________
        Table I - Non-Derivative Securities Acquired, Disposed of, or
                  Beneficially Owned (Continued)
_____________________________________________________________________________

5. Amount of
   Securities
   Beneficially
   Owned at end of         6. Ownership Form:
   Issuer's Fiscal            Direct (D) or        7.  Nature of Indirect
   Year                       Indirect (I)             Beneficial Ownership
   (Instr. 3 and 4)           (Instr. 4)               (Instr. 4)
_____________________________________________________________________________
   135.634  (1)                    D
_____________________________________________________________________________
   100                             I                    By Spouse
_____________________________________________________________________________
   250      (2)                    I                    By Trust
_____________________________________________________________________________
 2,339.1677 (3)                    I                    KSOP
_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________
                 2. Conversion or
1. Title of         Exercise                                                                        5. Number of Derivative
   Derivative       Price of       3. Transaction        3a. Deemed Execution    4. Transaction        Securities Acquired
   Security         Derivative           Date                Date, if any           Code              (A) or Disposed of (D)
   (Instr. 3)       Security        (Month/Day/Year)         (Month/Day/Year)       (Instr. 8)         (Instr. 3, 4 and 5)
   _________________________________________________________________________________________________________________________

                                                                                   Code
                                                                                   ____    ___          (A)            (D)
____________________________________________________________________________________________________________________________
  Stock Options
____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________



_____________________________________________________________________________
   Table II - Derivative Securities Acquired, Disposed of, or Beneficially
                Owned - Continued
        (e.g., puts, calls, warrants, options, convertible securities)
_____________________________________________________________________________


6. Date Exercisable            7. Title and Amount      8. Price of
   and Expiration                 of Underlying            Derivative
   Date                           Securities               Security
  (Month/Day/Year).              (Instr. 3 and 4)          (Instr. 5)
_____________________________________________________________________________

Date         Expiration                    Amount or
Exercisable  Date             Title        Number of
                                           Shares
____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________


_____________________________________________________________________________
   Table II - Derivative Securities Acquired, Disposed of, or Beneficially
                Owned - Continued
        (e.g., puts, calls, warrants, options, convertible securities)
_____________________________________________________________________________
9. Number of Derivative       10. Ownership of             11. Nature of
   Securities Beneficially        Derivative Security:         Indirect
   Owned at End of Year           Direct (D) or Indirect       Beneficial
   (Instr. 4)                     (I) (Instr. 4)               Ownership
                                                               (Instr. 4)
____________________________________________________________________________
    17,350                               D
____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

Explanation of Responses:

	(1) Includes 3.899 additional shares acquired from the WesBanco Dividend Reinvestment Plan.
	(2) Shares inadvertently omitted from Form 3 filing.
	(3) Includes 419.7017 shares credit to reporting person's KSOP account.


	  /s/ Robert H. Young,
	      Attorney-in-fact                             2/14/03
          ___________________________________         _____________________
          **  Signature of Reporting Person                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.